Exhibit 10.1

AMERICAN APPAREL, INC.
FISCAL YEAR 2015 EXECUTIVE ANNUAL INCENTIVE PLAN

PURPOSE AND ELIGIBILITY

American Apparel, Inc. (“AA” or the “Company”) has designed an annual cash-based incentive plan for its 2015 fiscal year (the “Performance Period”) for executive officers. This Fiscal Year 2015 Executive Annual Incentive Plan (“AIP”) is designed to drive revenue growth, encourage accountability, drive execution of short-term priorities tied to long-term strategy and annual operating plan objectives, and recognize and reward executives upon the achievement of our objectives. This AIP operates under, and is subject to the terms of, the American Apparel, Inc. 2011 Omnibus Stock Incentive Plan (the “2011 Plan”). Capitalized terms not defined herein have the meanings set forth in the 2011 Plan.

Eligibility
Eligible participants in this AIP include officers and key employees of the Company who (i) are specifically designated by the Committee, (ii) are employed (full time or part time) during the Performance Period, (iii) are at least director level and (iv) are regular employees of AA at the end of the Performance Period (the “Participants”). Participation in the AIP is at the discretion of the Committee, in consultation with Company management. The Committee will document the designation of employees as Participants through a Participation Notice in substantially the form attached here as Exhibit A, which the employee must promptly sign and return to be eligible to earn any bonus under this AIP.

Employment Status
If an executive officer is hired after the beginning of the Performance Period and the Committee determines that such executive officer should be eligible to participate in the AIP, the Participant’s Target Award (as defined below) will be calculated by reference to actual salary earned during the Performance Period. Unless the Committee explicitly determines otherwise in a manner that complies with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) (in which case such determination shall govern), if a Participant’s salary and/or AIP annual bonus target percentage changes during the Performance Period, the Participant’s Target Award will be prorated as follows: the Target Award will be based on the number of business days in the Performance Period with the former AIP annual bonus target percentage and earned salary and the number of business days in the Performance Period with the new AIP annual bonus target percentage and earned salary. If a Participant’s employment terminates before the date the Actual Award (as defined below) is paid, the Participant will not be eligible for a bonus payment, or any portion of a bonus payment, except as provided in an applicable severance plan or in an individual retention agreement with the Participant. If a Participant is on a leave of absence for the entire Performance Period, the Participant is not eligible for an AIP bonus payment. If a Participant is on a leave of absence for a portion of the Performance Period, the Participant will be eligible for a bonus under the AIP calculated by reference to the actual salary earned during the Performance Period (exclusive of any salary replacement benefits paid during the leave via insurance).

Employees Covered by Internal Revenue Code Section 162(m)
Nothing in this AIP requires that compensation that can be earned hereunder be fully deductible under Section 162(m). However, to the extent the Committee determines it to be necessary or desirable to achieve full deductibility of bonus compensation awarded under the AIP, the Committee, in its sole discretion, (i) may exclude from participation under the AIP those individuals who are or who may likely be “covered employees” under Section 162(m) whose employment in an eligible position commenced after the Committee established the Threshold Goal (as defined below), which generally will be a date not later than the 90th day of the Performance Period and (ii) may take other actions as necessary or desirable toward the opportunity for deductibility of the compensation paid under the AIP.

HOW THE AIP WORKS
Summary
Subject to the terms of this AIP, provided that the Company achieves an adjusted EBITDA-based Threshold Goal for the Performance Period, the AIP will be funded at 200% of the Target Award for all Participants, and each Participant will be credited with (subject to the employment requirements set forth herein) a cash bonus payment equal to 200% of his or her Target Award and in no event greater than $4 million, subject to reduction pursuant to the metrics set forth in this AIP. Such potentially reduced amount is the Participant’s Actual Award and will be determined by multiplying the Participant’s Target Award by a Corporate Goal Result (determining 70% of the Actual Award) and by an Individual Goals Result (as defined below and determining 30% of the Actual Award). Capitalized terms used in this Summary have the meanings set forth below.

The Actual Award is comprised of:

Corporate Goal (70%)	+	Individual Goal (30%)

Part 1: Determination of Target Award

The “Target Award” equals the product of the annual bonus target percentage (as designated by the Committee) and the actual base salary earned by the Participant during the Performance Period. For example, an employee whose annual bonus target percentage is 10% and whose actual earned annual base salary is $120,000 has a Target Award of $12,000 ($120,000 x 10%). The Target Award is the amount that would be earned and payable under the AIP upon achievement at the 100% level of both the Corporate Goal Result and the Individual Goals Result (each as defined below), provided the Threshold Goal is attained and employment requirements are satisfied.

The maximum bonus a Participant may earn for the Performance Period is the lesser of: (i) 200% of his or her Target Award (regardless of the level of achievement of the Corporate Goal Result and the Individual Goals Result) and (ii) $4 million (the “Maximum Award” as set forth in the 2011 Plan).

Part 2: Achievement of Threshold Goal

For any Participant to earn any bonus under this AIP, AA must first achieve a “Threshold Goal” of at least 90% of its annual “Adjusted EBITDA” target for the 2015 fiscal year, which means net income/loss excluding the impact of income taxes, net interest income/expense, depreciation and amortization, subject to equitable adjustments determined by the Committee for unusual or non-recurring events, changes in applicable laws and regulations, items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, or to take into account other extraordinary items and events (such as restructuring, acquisition and related costs, volatility in currency exchange rates, non-cash compensation related to stock and options, changes in warrant liability expense, impairment of assets, non-cash adjustments to balance sheet items, expenses related to capital structure transactions, gain (loss) on extinguishment of debt, and cash and non-cash adjustments related to the closing of retail stores, unless such adjustment may not be made under Section 162(m) and the Committee determines that compliance with Section 162(m) is desirable).

If the Company achieves the Threshold Goal, the AIP will be funded at 200% of the Target Award for all Participants, and each Participant will be credited with his or her Maximum Award, and the Maximum Award will then be subject to the metrics below to determine the Actual Award, which may result in a downward adjustment of the Maximum Award. If the Company does not achieve the Threshold Goal, the AIP will not be funded and Participants will earn no bonus under the AIP. The Company is under no obligation to pay out the entire funded or credited amount to Participants.

Part 3: Determination of Actual Award

The Committee will determine the actual award earned and payable to that Participant (the “Actual Award”) by reducing the Maximum Award based on (i) achievement of Adjusted EBITDA (the Corporate Goal Result) and (ii) achievement of individual performance objectives selected for each Participant (the Individual Goals Result).

Adjusted EBITDA: The level of achievement against the Adjusted EBITDA metric will result in a payout percentage (the “Corporate Goal Result”) determined using the matrix attached as Exhibit B. The Committee, in its sole discretion, may adjust the Corporate Goal Result determined on Exhibit B in the manner noted above, although no such adjustment will result in the Corporate Goal Result exceeding 200%.

Individual Goals: At the outset of the Performance Period, the Committee, in consultation with the CEO (other than with respect to her own goals), or the CEO (with respect to Participants who are not executive officers), will set individual performance goals for each Participant, and weighting for each goal. Following the Performance Period, the Committee, in consultation with the CEO (other than with respect to her own performance) assesses each Participant’s achievement of these goals (expressed as a percentage) (the “Individual Goals Result”). A Participant’s Individual Goals Result may range from 0% to 200%.

Each Participant’s Actual Award is determined using the following formula based on the achievement determinations described in the above steps.

Actual Award ($) =
[(Corporate Goal Result x 70%) + (Individual Goals Result x 30%)] x Target Award ($)

Exhibit C to this AIP provides an example of the calculation process as a reference point only.

GENERAL

Administration
Actual Awards earned are paid on an annual basis approximately 45-60 days after the end of the Performance Period, but in no event after the later of (i) March 15th of the year following the calendar year in which the Actual Award is earned, or (ii) the 15th day of the third month following the fiscal year of the Company in which the Actual Award is earned, and in all cases in compliance with the short term deferral exception from Section 409A of the Internal Revenue Code of 1986, as amended. The Company reserves the right to interpret and to make changes to or withdraw the AIP at any time, subject to applicable legal requirements. All terms and conditions of the AIP are subject to compliance with applicable law. The Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable in accordance with the provisions set forth above.

Recoupment
Any amounts paid under the AIP will be subject to recoupment in accordance with any clawback policy that AA is required to adopt pursuant to the listing standards of any national securities exchange or association on which AA’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with AA.

Exhibit A
American Apparel, Inc.
FY 2015 Executive Annual Incentive Plan
Participation Notice

To: [name of participant]
Date: March ___. 2015
American Apparel, Inc. (the “Company”) has adopted the American Apparel, Inc. Fiscal Year 2015 Executive Annual Incentive Plan (the “Plan”). The Company is providing you this Participation Notice to inform you that you have been designated as a Participant in the Plan. A copy of the Plan document is attached to this Participation Notice. The terms and conditions of your participation in the Plan are as set forth in the Plan and this Participation Notice.
You are eligible to earn a Target Award for 2015 equal to [___]% of your actual base salary earned in 2015. Assuming you earn base salary for 2015 of [$___], and assuming 100% achievement of both Corporate Goals and Individual Goals, your Target Award would be [$_____].
70% of the Target Award is determined based on Corporate Goals, and 30% of the Target Award is determined based on Individual Goals. The Corporate Goal for 2015 is set forth in the Plan. Your Individual Goals, and the weighting of those Individual Goals, are as follows:

Goal	Weighting
[___]%
[___]%
[___]%

Your achievement against your Individual Goals will be scored using the following scale:

Description of Achievement	Performance Rating	% Achievement
Unsatisfactory performance	1	0%
Attempted but failed to make meaningful progress	2	25%
Attempted but not fully achieved	3	50%
Achieved at a satisfactory level	4	100%
Successfully achieved	5	150%
Exceptional achievement	6	200%

For clarity, this Participation Notice supersedes and replaces your rights to earn annual or quarterly incentive compensation as set forth in your offer letter or employment agreement with the Company, or any other prior agreement or understanding with the Company.

Please sign and return to the Company’s General Counsel a copy of this Participation Notice. Please retain a copy of this Participation Notice, along with the Plan document, for your records.
_____________________________________
(Participant’s Signature)
_____________________________________
(Date)
_____________________________________
Chief Executive Officer
_____________________________________
Date

Exhibit B
FY15 Annual Incentive Plan - Adjusted EBITDA Achievement & Corporate Goal Result

Adjusted EBITDA Achievement % (rounded)	Corporate Goal Result
Below 90%	0%
90%	50%
100%	100%
120%	200%
Above 120%	200%

NOTE: The Corporate Goal Result will be determined using straight line linear interpolation between points, and will be rounded to the nearest whole number.

Exhibit C
Sample Calculation
Part 1: Determination of Target Award

Assume an employee has an annual bonus target percentage of 10% and has earned $120,000 in base salary for 2015. His 2015 Target Award is $12,000 ($120,000 x 10%), and his Maximum Award is $24,000 ($12,000 x 200%).

Part 2: Achievement of Threshold Goal

Assume that the Company achieves 110% of its annual “Adjusted EBITDA” target for the 2015 fiscal year, which exceeds the Threshold Goal of 90% of its Adjusted EBITDA target. In this case, the employee is eligible to earn an Actual Award for 2015, as set forth below.

Part 3: Determination of Actual Award

Assume that the Company achieved 110% of the annual Adjusted EBITDA target.

Corporate Goal: At 110% achievement of Adjusted EBITDA, using the table below, the Corporate Goal Result is 150% - that is, the achievement is halfway between 100% and 120%, and so the credit is halfway between 100% and 200%.

Adjusted EBITDA Achievement % (rounded)	Corporate Goal Result
Below 90%	0%
90%	50%
100%	100%
120%	200%
Above 120%	200%

Individual Goals: Assume the employee was assigned 3 Individual Goals, and the Company determined achievement as set forth below. Based on the scoring model described in the Participation Notice, the employee has an Individual Goals Result of 105%. That is, the Weighted Achievement is determined by multiplying the Weighting by the % Achievement. The Individual Goals Result equals the sum of the Weighted Achievement of each Individual Goal.

Goal	Weighting	Performance Rating	% Achievement	Weighted Achievement
1	60%	4	100%	60%
2	25%	5	150%	37.5%
3	15%	3	50%	7.5%
Individual Goals Result:				105%

The employee’s Actual Award, determined using the AIP formula and the levels of achievement, is:

Actual Award = [(150 % x 70%) + (105 % x 30%)] x $12,000 = 136.5% x $12,000 = $16,380